Pursuant to Rule 35d-1 under the
Investment Company
Act of 1940, as amended, the
following Funds changed
their investment policies to invest,
under normal
conditions,  at least 80% of their
net assets plus
the amount of borrowings for investment
 purposes in
the types of investments suggested by
their names:
JPMorgan California Bond Fund, a series
of J.P. Morgan Series Trust.